Exhibit 99.1

News Release

Contact: Katie Reinsmidt, Executive Vice President - Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ACQUIRES JOINT VENTURE PARTNER’S INTEREST IN

THREE OF ITS TOP PROPERTIES

CoolSprings Galleria in Nashville, TN, Oak Park Mall in Kansas City, KS, and West County Center in

St. Louis, MO, Now Wholly Owned by CBL

CHATTANOOGA, Tenn. (December 23, 2024) – CBL Properties (NYSE: CBL) today announced that it had closed on the acquisition of its partner’s 50% joint venture interests in CoolSprings Galleria in Nashville, TN, Oak Park Mall in Kansas City, KC, and West County Center in St. Louis, MO. The interests were acquired for a total cash consideration of $22.5 million. CBL also assumed an aggregate $266.7 million in three non-recourse loans, secured individually by each of the assets.

“We are pleased to gain full control of these high-performing assets, which will allow us to more fully execute our vision for growth as well as reap 100% of the future financial gains,” said Stephen D. Lebovitz, CBL’s Chief Executive Officer. “These malls are among the most productive properties in our portfolio and owning 100% of them is a major step forward for CBL. The transaction is immediately accretive and provides both near and long-term value-creation opportunities, most notably the comprehensive densification plans which are underway at CoolSprings Galleria. In addition to this transaction, we have also completed the extension of the non-recourse loans secured by West County Center, (to December 2026, at the existing interest rate) and Oak Park Mall, (to October 2030, at a 5% fixed interest rate). CoolSprings Galleria enjoys favorable in-place non-recourse financing with an interest rate of 4.84% that matures in May 2028.”

About CoolSprings Galleria

CoolSprings Galleria is a more than one million square-foot super-regional shopping destination featuring more than 150 stores including Apple, American Girl, The Cheesecake Factory, Connors Steak & Seafood, H&M, Kings Dining & Entertainment, Pottery Barn, and Williams-Sonoma. CoolSprings Galleria is anchored by Belk, Dillard’s, JCPenney and Macy’s and is conveniently located off I-65 at exits 68 and 69, just fifteen miles south of Nashville. Recent additions to the center include Garage, The Normal Brand, and Barnes & Noble, with Primark opening at the center in 2025. For additional information, find us on Facebook at www.Facebook.com/CoolSpringsGalleria follow us on Twitter @ShopCoolSprings or visit www.CoolSpringsGalleria.com.

About Oak Park Mall

Oak Park Mall is conveniently located in Overland Park, Kansas, just off of Highway 69 at West 95th Street. The shopping center is the exclusive home in the Kansas City metro area to Nordstrom, LUSH, Oakley, and more than 185 specialty stores, boutiques and eateries. For more information find us on Facebook at www.facebook.com/OakParkMall or visit www.ShopOakParkMall.com.

About West County Center

West County Center is the premier shopping destination in the St. Louis region. It features a broad mix of exceptional retail and restaurants including Apple, lululemon, California Pizza Company, Dry Goods, Garage, J. Gilberts Wood Fired Steaks and Seafood, Nordstrom, Sephora and more. The center is located conveniently at the intersection of I-270 and Manchester Road. For more information, find us on Facebook at www.facebook.com/WestCountyCenter or visit www.ShopWestCountyCenter.com.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 91 properties totaling 57.7 million square feet across 21 states, including 55 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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